DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – NasdaqCM)

DNB Financial Corporation
Announces Fourth Quarter and Full Year 2008 Earnings

(February 13, 2009 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income for the twelve-month period ended December 31, 2008 of $809,000 compared to $1.8 million for the same period in 2007.  Diluted earnings per share for the twelve-month period ended December 31, 2008 was $0.31 compared to $0.69 for the same period in 2007. The $993,000 decrease during the most recent twelve-month period was attributable to a $2.0 million increase in the provision for credit losses and a $143,000 increase in non-interest expenses. Net interest income increased year over year by $394,000 and non-interest income increased year over year by $405,000.

For the fourth quarter 2008 DNB reported a net loss of $230,000 or $.09 per diluted share, compared with net income of $415,000 in the fourth quarter of 2007, or $.16 per diluted share. The decrease in earnings was primarily due to an $717,000 increase in the provision for credit losses, coupled with an $153,000 decline in non-interest income and a $196,000 increase in non-interest expense. Net interest income for the quarter increased $241,000 over the fourth quarter of 2007.

William S. Latoff, Chairman and CEO said, “In light of the deteriorating economy, we focused on strengthening our capital and liquidity positions in the fourth quarter. Additionally prudent management required us to increase our provision for credit losses. We increased the provision by $2.0 million for the full year and still remained profitable. While many banks are struggling to survive, we remain adequately reserved for credit losses and our capital exceeds the well capitalized regulatory guidelines.”

DNB continues to maintain a strong capital position. At the end of the fourth quarter 2008, DNB’s leverage ratio stood at 7.46% and its total risk-based capital ratio stood at 12.05%. On January 6, 2009, DNB was approved to participate in the U. S. Treasury’s Capital Purchase Program (CPP) and on January 30, 2009, DNB received $11,750,000 from the U.S. Treasury in exchange for 11,750 shares of DNB Financial Corporation preferred stock and associated warrants, for the purchase of up to 186,311 shares of DNB common stock. DNB’s capital ratios mentioned above would have been 9.60% and 15.06% had these proceeds been received on December 31, 2008. Restating a capital ratio on a pro forma basis as of December 31, 2008 after receipt of the CPP proceeds is a non-GAAP financial measure. The most directly comparable GAAP financial measure is the actual capital ratio as of December 31, 2008. Management believes that presenting DNB’s capital ratios before and after the receipt of the CPP proceeds as of December 31, 2008, will give the reader a clearer idea of how the receipt of these funds will impact DNB’s capital strength as it start its 2009 fiscal year. The Summary of Financial Statistics section in this report includes a reconciliation of these non-GAAP pro forma ratios and the corresponding GAAP financial ratios. This additional capital will enhance DNB’s current solid capital position and will aid local communities by increasing DNB’s lending capacity.  DNB believes it is important to be part of the government's efforts to stimulate the economy by making credit more available.

In addition to the CPP program, DNB is participating in the FDIC Transaction Account Guarantee Program, which is part of the FDIC’s Temporary Liquidity Guarantee Program (TLGP). Under this program all non-interest bearing deposit transaction accounts, as well as certain types of transaction accounts with interest rates of .50% or less, will be fully guaranteed by the FDIC for the entire amount in the account through December 31, 2009. This is in addition to and separate from the coverage available under the FDIC’s general deposit insurance coverage. Additionally the FDIC deposit insurance coverage was increased on October 3, 2008 from $100,000 to $250,000 per depositor for all deposits until December 31, 2009.

Mr. Latoff continued, “We have strengthened our balance sheet and have taken the necessary steps to ensure that depositors’ funds are safe. We recognize the seriousness of the challenges we face both as a business and as a member of our community and have survived through previous economic downturns by remaining focused and identifying the opportunities that help us grow and prosper. We believe through prudent management we can continue to provide valuable services to our customers and support to our local business community through increased lending. ”

Overall assets declined $13.5 million or 2.48%, when compared to December 31, 2007 and $18.8 million or 3.41% compared to September 30, 2008. The change, part of management’s strategy to strengthen capital, was due to a $46.8 million decline in the investment portfolio, primarily due to  the sale of securities, offset by an increase in loan balances of $27.1 million when compared to December 31, 2007. Compared to September 30, 2008, the decline in assets was due to a $50.4 million decline in the investment portfolio, as a result of securities sales, and a $6.4 million decline in loans, offset by a $34.9 million increase in cash and cash equivalents.

Demand, money market, NOW and savings deposits, which DNB First considers core to its deposit-gathering strategy, were up in aggregate on a net basis by $3.7 million or 1.41%, when compared to December 31, 2007. Management considers these types of deposits to be a key indicator of the Bank’s ability to generate lower cost funds that are longer in duration and can better support the Bank’s liquidity needs. Overall deposits were down $4.5 million or 1.08% from December 31, 2007 as time deposits, primarily jumbo certificates of deposit, declined $8.2 million or 5.45%. Deposits at December 31, 2008 were down $14.0 million or 3.31%, when compared to total deposits at September 30, 2008. Management actively managed deposits during the year to reduce the cost of funds. The Bank’s average composite cost of funds for the fourth quarter of 2008 dropped 6 basis points to 2.39% compared to 2.45% for the three months ended September 30, 2008 and 98 basis points compared to 3.37% for the three months ended December 31, 2007.

Interest expense for the fourth quarter of 2008 was $3.1 million, down 25.83% compared to $4.2 million for the same period in 2007. The reduction in interest expense was due to lower rates on interest bearing deposits and borrowings. Interest income for the fourth quarter of 2008 was $6.9 million, down 10.76% compared to $7.7 million for the same period in 2007. The decline in interest income was due to lower yields on earning assets as a result of the Federal Reserve’s interest rate reductions offset in part by higher average balances. The average balance of earning assets for the three months ended December 31, 2008 was $526.9 million, an increase of $22.0 million or 4.40%. Average loans, which were $343.5 million, increased $29.2 million or 9.30%. The average net interest margin of 2.91% for the fourth quarter of 2008 improved by 5 basis points when compared to the fourth quarter of 2007 but declined 8 basis points compared to the third quarter of 2008.

Non-interest income for the three months ended December 31, 2008 was $919,000 compared to $1.1 million for the same period in 2007. The decline was mainly attributable to a $102,000 decrease in estate and trust fees and a $47,000 decline in gains in the cash surrender value of BOLI policies, offset by an increase of $85,000 in gains on the sale of securities.  Non-interest expense for the three month period ended December 31, 2008 was $4.3 million compared to $4.1 million for the same period in 2007.  The level of non-interest expense increased $196,000 or 4.79% in the fourth quarter of 2008, when compared to the same period in 2007, mainly as a result of severance costs related to staff reductions, increases in legal, and marketing costs, an increase in charge-offs related to debit card fraud, expenses related to OREO assets and an increase in FDIC insurance. Income taxes for the fourth quarter of 2008 resulted in a credit due to the reported net loss, and were $179,000 lower compared to the same period in 2007.

At December 31, 2008 the allowance for credit losses was $4.6 million. This was an increase of $695,000 or 17.85%, when compared to December 31, 2007. The allowance as a percentage of loans and leases outstanding increased to 1.36%, from 1.26% at December 31, 2007. Non-performing assets, which were $7.7 million at December 31, 2008, decreased $200,000 when compared to September 30, 2008 and increased $5.9 million when compared to December 31, 2007. As noted previously, the increase in non-performing assets is attributed largely to three commercial properties totaling $5.8 million, which are located in market areas DNB is familiar with.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $532.2 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with eleven full service and two limited service offices in Chester and Delaware Counties. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on NasdaqCM under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
EARNINGS:
Interest income	$6,912	$7,746	$28,262	$30,237
Interest expense	3,085	4,159	13,048	15,417
Net interest income	3,827	3,587	15,214	14,820
Provision for credit losses	777	60	2,018	60
Non-interest income	918	1,071	4,408	4,003
Non-interest expense	4,275	4,079	16,731	16,589
Income before income taxes	(307)	519	873	2,174
Income tax (benefit) expense	(77)	104	64	372
Net income	(230)	415	809	1,802
Net income per share, diluted*	($0.09)	$0.16	$0.31	$0.69

PERFORMANCE RATIOS:
Interest rate spread	2.85%	2.75%	2.88%	2.99%
Net interest margin	2.91%	2.86%	2.96%	3.09%
Return on average equity	(2.90%)	5.17%	2.51%	5.80%
Return on average assets	(0.17%)	0.31%	0.15%	0.35%

	December 31		December 31
	2008		2007
FINANCIAL POSITION:
Securities	$ 124,125		$ 170,909
Loan and leases	336,454		309,342
Allowance for credit losses	4,586		3,891
Total assets	532,326		545,840
Deposits	408,470		412,920
Borrowings	90,123		89,877
Stockholders' equity	30,058		32,635

EQUITY RATIOS:
Tier 1 leverage ratio	7.46%		7.77%
Risk-based capital ratio	12.05%		13.08%
Book value per share*	$ 11.53		$ 12.55

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2007.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

COMPARISON OF RISKED BASED CAPITAL RATIOS WITH AND WITHOUT
UST CPP FUNDING

	December 31
	2008
	With	Without
	CPP Funds	CPP Funds

Risk-based capital	$45,516	$45,516
CPP funds recieved 1/30/09	11,750 **	-
Total risk-based capital	57,266	45,516

Risk-based assets	380,228	377,878

EQUITY RATIOS:
Tier 1 leverage ratio	9.60%	7.46%
Risk-based capital ratio	15.06%	12.05%

**$11,750,000 of CPP Funds assigned a @ 20% risk weighting.